Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 445-8451
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith
Vice President & CFO
(540) 265-0690
investorrelations@occfiber.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS EARNINGS FOR

SECOND QUARTER 2004 AND SIX MONTH PERIOD

ROANOKE, VA, June 14, 2004 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal second quarter and six months ended April 30, 2004.

Financial Results

Optical Cable reported net income of $57,000, or $0.01 per basic and diluted share for its second fiscal quarter ended April 30, 2004, compared to $133,000, or $0.02 per basic and diluted share for the second quarter of fiscal 2003.

The Company recorded net income for the first six months of fiscal 2004 of $101,000 or $0.02 per diluted share compared to a net loss of $19,000, or a de minimus amount per diluted share for the first six months of fiscal 2003.

Net sales for the second quarter of fiscal 2004 increased 9.2% to $10.7 million from $9.8 million for the same period last year. Sequentially, net sales for the second quarter of fiscal 2004 increased 13.9% compared to net sales of $9.3 million for the first quarter of fiscal 2004.

Optical Cable Corp. – Second Quarter 2004 Earnings Release

Net sales for the first six months of fiscal 2004 increased 2.6% to $20.0 million from $19.5 million for the first six months of fiscal 2003.

Gross profit as a percentage of net sales for the second quarter was 39.2%, compared to 39.5% for the second quarter of fiscal 2003. By comparison, gross profit margin was 39.0% for the first quarter of fiscal 2004.

The Company’s gross profit margin increased to 39.1% for the first six months of fiscal 2004 compared to 37.7% for the first six months of fiscal 2003.

While Optical Cable continues to make efforts to sell higher margin products into targeted markets and to control manufacturing costs as appropriate, the Company anticipates its gross profit margins will return to the 34% to 35% range over the longer term. The higher than anticipated gross profit margins during the second quarter of fiscal 2004 were the result of the sale of a mix of products with higher margins during the period.

Selling, general and administrative expenses (excluding shareholder litigation expenses incurred during the fiscal year 2003) (“SG&A expenses”) for the second quarter of fiscal 2004 increased 21% to $4.1 million, compared to $3.4 million for the same period last year. SG&A expenses for the first six months of fiscal 2004 increased 14.3% to $7.6 million from $6.6 million for the first six months of fiscal 2003.

The two largest elements of the net increase in SG&A expenses were compensation costs and marketing and advertising expenditures—which together represented over 80% of the net increase during the second quarter of fiscal 2004 compared to the same period last year. Marketing and advertising expenses increased as a result of the Company’s efforts to increase market penetration including efforts associated with the Company’s market segment initiatives. Compensation costs increased during the period as a result of costs associated with the Company’s market segment initiatives, hires during fiscal year 2003 not fully reflected in expenses during the first six months of fiscal 2003, increases in commissions as net sales have increased, and costs associated with expensing of restricted incentive stock grants, among other items. As previously disclosed, during fiscal year 2004 the Company began using restricted stock grants as management incentives in lieu of stock options. Generally, restricted stock grants are expensed over the vesting period of the grant, where stock options historically have not been expensed.

Management’s Comments

“We are pleased that Optical Cable has achieved net sales increases and higher than anticipated gross profit margins in what continues to be a competitive market,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation. “We are also pleased that Optical Cable has continued to be profitable in the face of losses by some of our competitors,” he added.

Optical Cable Corp. – Second Quarter 2004 Earnings Release

“One element of our strategy continues to include building Optical Cable’s infrastructure and team to ensure Optical Cable’s long-term profitability and success as a leading manufacturer of fiber optic cable for the enterprise market. At the same time, we intend to monitor expenses and make adjustments as appropriate,” Mr. Wilkin stated.

“We believe that we are only beginning to see the benefits of our market segment initiative and other ongoing initiatives, which we feel have not only contributed to net sales increases, but also to improved market position,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation pioneered the design and production of special tight buffered fiber optic cables for the most demanding military field applications in the early 1980s. At its ISO 9001:2000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables that can be used both indoors and outdoors and utilize a tight-buffered coating process that provides mechanical and environmental protection for the optical fiber. The current product portfolio is built on the evolution of the fundamental technologies and designed to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; an adverse change in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector,

Optical Cable Corp. – Second Quarter 2004 Earnings Release

certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the impact of changes in accounting policies, including those by the Securities and Exchange Commission; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products; the inability of the Company to appoint a third member to its Audit Committee as required to maintain its Nasdaq National Market listing, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
Net sales	$10,653	$9,758	$20,003	$19,505
Cost of goods sold	6,478	5,904	12,184	12,153

Gross profit	4,175	3,854	7,819	7,352
Selling, general and administrative expenses	4,057	3,352	7,597	6,646
Shareholder litigation settlement expense	—	283	—	575
Loss on impairment of machinery and equipment	—	—	—	117

Income from operations	118	219	222	14

Interest expense, net	(35)	(44)	(60)	(74)
Other, net	5	18	(6)	32

Other expense, net	(30)	(26)	(66)	(42)

Income (loss) before income taxes	88	193	156	(28)

Income tax expense (benefit)	31	60	55	(9)

Net income (loss)	$57	$133	$101	$(19)

Net income per share
Basic and diluted	$0.01	$0.02	$0.02	$—

Weighted average shares outstanding
Basic	5,611	5,453	5,562	6,024

Diluted	5,673	5,453	5,623	6,024

—MORE—

Optical Cable Corp. – Second Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unauditied)

	April 30, 2004	October 31, 2003
Cash	$2,160	$2,337
Trade accounts receivable, net of allowance for doubtful accounts	7,982	7,688
Inventories	6,977	6,625
Other current assets	716	1,178

Total current assets	$17,835	$17,828
Non-current assets	12,168	12,357

Total assets	$30,003	$30,185

Total current liabilities	$3,126	$3,551
Non-current liabilities	—	—

Total liabilities	3,126	3,551
Total shareholders’ equity	26,877	26,634

Total liabilities and shareholders’ equity	$30,003	$30,185

###